 EXHIBIT 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER FISCAL 2019 RESULTS

- Q2 GAAP EPS $0.72 (Includes $0.04 of Cost Reduction Charges) -

- Q2 Adjusted EPS $0.76 ($0.13 above Guidance Range / 58 Percent above Q2 2018) –

- Management Raises 2019 EPS Guidance to $3.05 to $3.10 -

ST. LOUIS, May 7, 2019 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the second quarter ended March 31, 2019 (Q2 2019), compared to the quarter ended March 31, 2018 (Q2 2018).

The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.

Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Earnings Summary

Q2 2019 GAAP EPS of $0.72 per share included $0.04 per share of previously described cost reduction charges in Technical Packaging and at Doble, and costs incurred to move the aircraft / aerospace business from VACCO to PTI. The $0.04 per share was excluded when determining Q2 2019 Adjusted EPS of $0.76 per share. GAAP net earnings were $19 million in Q2 2019.

Q2 2018 GAAP EPS of $0.38 per share included $0.10 per share of previously disclosed cost reduction charges incurred in USG and Filtration. The $0.10 per share was excluded when determining Q2 2018 Adjusted EPS of $0.48 per share. GAAP net earnings were $10 million in Q2 2018.

Q2 2019 Adjusted EPS of $0.76 per share significantly exceeded Management’s previous guidance of $0.58 to $0.63 per share, and increased 58 percent over Q2 2018 Adjusted EPS of $0.48 per share.

Adjusted EBITDA was $34 million in Q2 2019, reflecting a 22 percent increase over Q2 2018 Adjusted EBITDA of $28 million.

The increases in Adjusted EBITDA and Adjusted EPS were driven by higher sales and improved operating performance across the Company, supplemented by specific tax planning strategies implemented in Q2 2019 which generated a lower effective tax rate in the Quarter versus previous expectations.

Operating Highlights

•	Q2 2019 sales increased 11 percent to $194 million compared to $175 million in Q2 2018.

•	On a segment basis, Q2 2019 Filtration sales exceeded expectations and increased 20 percent from Q2 2018 with all operating units contributing to the growth driven by significantly higher aerospace (commercial and defense) and navy sales. Test sales increased 5 percent driven by strong project sales domestically and in China. USG sales from Doble increased significantly, while NRG’s sales to renewable energy customers decreased, resulting in a net 5 percent increase in USG sales. Technical Packaging sales increased 6 percent resulting from new product introductions.

•	SG&A expenses increased nominally (2 percent) in Q2 2019 compared to Q2 2018 primarily as a result of higher sales commissions and normal cost of living adjustments, partially offset by cost reductions.

•	Entered orders were $232 million in Q2 2019 (book-to-bill of 1.19x) which resulted in an ending backlog of $436 million at March 31, 2019, an increase of $53 million, or 14 percent, from September 30, 2018.

•	The Q2 2019 effective income tax rate was lower than expected as a result of significant tax planning strategies implemented during the Quarter.

•	2019 net cash provided by operating activities was $17 million resulting in $182 million of net debt outstanding (total borrowings less cash on hand) at March 31, 2019, and a 1.5x leverage ratio. Cash flow in Q2 was negatively impacted by the timing of several large cash payments which moved out of the quarter and were received in early April.

Chairman’s Commentary – Q2 2019

Vic Richey, Chairman and Chief Executive Officer, commented, “I’m extremely pleased with our Q2 operating results, which came in well above our expectations. Sales, operating profit, our effective tax rate, Adjusted EPS and entered orders were all better than our plan and enabled us to significantly beat the top end of our guidance range. Higher sales and operational improvements drove our Adjusted EPS $0.05 per share above our earlier expectations, and our tax strategies drove a favorable tax rate in Q2 2019 which contributed $0.08 per share above expectations.

“Comparing Q2 2019 to Q2 2018, we increased sales by 11 percent and improved our Adjusted EBITDA by over 22 percent and 2 points of margin driven by the strength of the Filtration group and our legacy Doble business. Our Test and Packaging businesses came in generally as expected and both improved their operating performance over prior year. I’m certain that the current cost reduction actions we have taken in our Packaging business will have a favorable impact on the second half of the year.

“Looking at Adjusted EBIT margins by segment, Filtration delivered 22 percent up from 18 percent in prior year; Test maintained 13 percent in both periods; and USG increased to 19 percent up from 16 percent. This operational growth supplemented by our tax strategies resulted in an increase in our Q2 Adjusted EPS of $0.28 per share, or 58 percent from prior year.

“Test’s Q2 2019 entered orders were a clear highlight as the group significantly exceeded expectations by booking $58 million in the Quarter and $103 million YTD. Our consolidated orders and strong backlog certainly bode well for the remainder of the year and gives me confidence for meeting our increased commitments.

“On the M&A front we maintain a robust pipeline of opportunities in both Filtration and USG and continue to work these aggressively, and I’m hopeful that we will add to our portfolio before the end of the fiscal year. Consistent with our history, we will remain prudent and committed to our disciplined approach of balancing ROIC and protecting our balance sheet.

“Updating the Doble headquarters relocation from Watertown to Marlborough, we recently signed the lease on the new property and we expect to be moved in and fully operational by December 31, 2019. The Doble team is looking forward to having all of its Boston area staff co-located in a single, customer-friendly facility as we all believe it will further enhance our operational efficiency and effectiveness, while lowering our facility operating costs.

“As we look toward the second half of 2019, we plan to build on the successes we achieved in the first half and expect to continue benefitting from our disciplined operating culture and our lower cost structure. Our solid market positions and tangible growth opportunities across the Company provide us with a favorable view of the future with our goal remaining unchanged – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 19, 2019 to stockholders of record on July 5, 2019.

New Revenue Recognition Standard

On October 1, 2018, the Company formally adopted ASC Topic 606, Revenue from Contracts with Customers (“New Revenue Recognition Standard”) using the modified retrospective method. Operating results for reporting periods beginning after October 1, 2018 will be presented under the New Revenue Recognition Standard, while the results from prior periods will not be adjusted and will continue to be presented using the accounting standards in effect for those periods. This new standard will have no impact on 2019 cash flows.

Previously Disclosed Cost Reduction / Restructuring Actions

Refer to our November 15, 2018 and February 7, 2019 earnings releases for details of our cost reduction and restructuring actions related to the Doble building sale and relocation, Technical Packaging’s cost reduction actions, and VACCO’s aircraft / aerospace business move to PTI.

All of these actions are intended to improve operating efficiency, enhance ROIC, generate additional free cash flow, and enhance the Company’s competitiveness across several end-markets, thereby, accelerating sales and earnings growth in the future.

Updated Business Outlook – 2019

As a result of the Company’s YTD performance and its improved outlook for the remainder of the year, Management is raising its 2019 Adjusted EPS guidance to $3.05 to $3.10 per share from its earlier expectations of $2.95 to $3.05 per share.

Management continues to see meaningful organic sales, Adjusted EBIT, and Adjusted EBITDA growth opportunities across each of the Company’s business segments and anticipates growth rates in 2019 and beyond that will generally exceed the broader industrial market. The organic growth described in previous earnings releases is expected to be enhanced by additional M&A contributions.

Management expects Q3 2019 Adjusted EPS to be in the range of $0.75 to $0.80 per share. The timing of quarterly sales and earnings throughout the year, coupled with the discrete charges described above within the respective quarters will impact quarterly comparability.

Conference Call

The Company will host a conference call today, May 7, at 4:00 p.m. Central Time, to discuss the Company’s Q2 2019 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 6106418).

Forward-Looking Statements

Statements in this press release regarding the timing and amounts of the Company’s expected quarterly, 2019 full year and beyond results, revenue and sales growth, EPS, Adjusted EPS, EPS growth, cash, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, the realization of operational efficiencies, the Company’s competitiveness and the costs and savings resulting from operational improvements and cost reduction actions, the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and the following: the success of the Company’s competitors; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; material  changes in the costs and availability of certain raw materials; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; changes in interest rates; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; and the uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBITDA” as EBITDA excluding certain defined charges, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above which were $0.04 per share in Q2 2019.

EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, space and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries; and, produces custom thermoformed packaging, pulp-based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2019		Three Months Ended March 31, 2018

Net Sales	$193,949		174,778
Cost and Expenses:
Cost of sales	121,946		112,370
Selling, general and administrative expenses	41,673		40,749
Amortization of intangible assets	4,620		4,564
Interest expense	1,925		2,036
Other (income) expenses, net	2,430		1,475
Total costs and expenses	172,594		161,194

Earnings before income taxes	21,355		13,584
Income taxes	2,558		3,590

Net earnings	$18,797		9,994

Diluted EPS - GAAP	$0.72		0.38

Diluted EPS - As Adjusted	$0.76	(1)	0.48	(2)

Diluted average common shares O/S:	26,036		25,988

(1)	Q2 2019 Adjusted EPS excluded $0.04 per share net impact of restructuring charges incurred primarily at Plastique, Doble and PTI/VACCO during the second quarter of 2019.

(2)	Q2 2018 Adjusted EPS excluded $0.10 per share net impact of restructuring charges incurred at Doble & PTI during the second quarter of 2018.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2019		Six Months Ended March 31, 2018

Net Sales	$376,546		348,273
Cost and Expenses:
Cost of sales	240,854		224,106
Selling, general and administrative expenses	82,666		82,903
Amortization of intangible assets	9,272		9,010
Interest expense	3,815		4,221
Other (income) expenses, net	(4,673)		1,648
Total costs and expenses	331,934		321,888

Earnings before income taxes	44,612		26,385
Income taxes	8,498		(18,280)

Net earnings	$36,114		44,665

Diluted EPS - GAAP	$1.38		1.72

Diluted EPS - As Adjusted	$1.23	(1)	0.82	(2)

Diluted average common shares O/S:	26,078		26,034

(1)	YTD Q2 2019 Adjusted EPS excluded $0.15 per share net impact mainly from the gain on the sale of the Doble Watertown property partially offset by certain restructuring charges primarily at Plastique, PTI/VACCO & Doble.

(2)	YTD Q2 2018 Adjusted EPS excluded $0.90 per share net impact of the $25 million tax benefit recorded related to U.S. Tax Reform partially offset by restructuring charges incurred at Doble & PTI during the first six months of 2018.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q2 2019	Q2 2018	Q2 2019	Q2 2018
Net Sales
Filtration	$79,478	65,775	79,478	65,775
Test	42,875	40,805	42,875	40,805
USG	48,890	46,699	48,890	46,699
Technical Packaging	22,706	21,499	22,706	21,499
Totals	$193,949	174,778	193,949	174,778

EBIT
Filtration	$17,443	11,118	17,806	11,566
Test	5,554	5,300	5,554	5,300
USG	8,767	5,626	9,241	7,543
Technical Packaging	1,602	1,885	2,021	1,885
Corporate	(10,086)	(8,309)	(9,977)	(8,086)
Consolidated EBIT	23,280	15,620	24,645	18,208
Less: Interest expense	(1,925)	(2,036)	(1,925)	(2,036)
Less: Income tax expense	(2,558)	(3,590)	(2,853)	(3,524)
Net earnings	$18,797	9,994	19,867	12,648

Note 1: Adjusted net earnings were $19.9 million in Q2 ‘19 which excluded $1.1 million (or $0.04 per share) net impact of the restructuring charges incurred at Doble, Plastique, PTI and VACCO during the second quarter of 2019.

Note 2: Adjusted net earnings were $12.6 million in Q2 ‘18 which excluded $2.7 million (or $0.10 per share) net impact of the restructuring charges incurred at Doble and PTI during the second quarter of 2018.

EBITDA Reconciliation to Net earnings:

			Adjusted	Adjusted
	Q2 2019	Q2 2018	Q2 2019	Q2 2018
Consolidated EBITDA	$32,555	25,192	33,920	27,780
Less: Depr & Amort	(9,275)	(9,572)	(9,275)	(9,572)
Consolidated EBIT	23,280	15,620	24,645	18,208
Less: Interest expense	(1,925)	(2,036)	(1,925)	(2,036)
Less: Income tax expense	(2,558)	(3,590)	(2,853)	(3,524)
Net earnings	$18,797	9,994	19,867	12,648

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q2	YTD Q2	YTD Q2	YTD Q2
	2019	2018	2019	2018
Net Sales
Filtration	$145,702	125,810	145,702	125,810
Test	84,161	78,334	84,161	78,334
USG	104,745	102,453	104,745	102,453
Technical Packaging	41,938	41,676	41,938	41,676
Totals	$376,546	348,273	376,546	348,273

EBIT
Filtration	$28,053	20,764	28,513	21,212
Test	8,864	7,895	8,864	7,895
USG	30,313	16,277	23,100	18,194
Technical Packaging	1,708	2,850	2,396	2,850
Corporate	(20,511)	(17,180)	(20,037)	(16,957)
Consolidated EBIT	48,427	30,606	42,836	33,194
Less: Interest expense	(3,815)	(4,221)	(3,815)	(4,221)
Less: Income tax	(8,498)	18,280	(6,899)	(6,705)
Net earnings	$36,114	44,665	32,122	22,268

Note 1: Adjusted net earnings were $32.1 million in YTD Q2 ‘19 which excluded $4.0 million (or $0.15 per share) net impact of the gain on the sale of the Doble Watertown property partially offset by charges related to restructuring actions at Doble, Plastique, PTI & VACCO.

Note 2: Adjusted net earnings were $22.3 million in YTD Q2 ‘18 which excluded $2.7 million (or $0.10 per share) net impact of the restructuring charges incurred at Doble and PTI during the first six months of 2018, and the $25 million (or $1.00 per share) tax benefit recorded related to U.S. Tax Reform.

EBITDA Reconciliation to Net earnings:

			Adjusted	Adjusted
	YTD Q2	YTD Q2	YTD Q2	YTD Q2
	2019	2018	2019	2018
Consolidated EBITDA	$67,206	49,404	61,615	51,992
Less: Depr & Amort	(18,779)	(18,798)	(18,779)	(18,798)
Consolidated EBIT	48,427	30,606	42,836	33,194
Less: Interest expense	(3,815)	(4,221)	(3,815)	(4,221)
(Less) Plus: Income tax	(8,498)	18,280	(6,899)	(6,705)
Net earnings	$36,114	44,665	32,122	22,268

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2019	September 30, 2018

Assets
Cash and cash equivalents	$34,955	30,477
Accounts receivable, net	159,923	163,740
Contract assets	100,540	53,034
Inventories	124,493	135,416
Other current assets	16,048	13,356
Total current assets	435,959	396,023
Property, plant and equipment, net	132,806	134,954
Intangible assets, net	338,514	345,353
Goodwill	381,304	381,652
Other assets	5,380	7,140
	$1,293,963	1,265,122

Liabilities and Shareholders’ Equity
Short-term borrowings and current	$20,000	20,000
maturities of long-term debt
Accounts payable	58,090	63,033
Contract liabilities	55,453	49,035
Other current liabilities	68,402	68,462
Total current liabilities	201,945	200,530
Deferred tax liabilities	62,938	64,794
Other liabilities	37,684	40,388
Long-term debt	197,000	200,000
Shareholders’ equity	794,396	759,410
	$1,293,963	1,265,122

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

Six Months Ended March 31, 2019
Cash flows from operating activities:
Net earnings	$36,114
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	18,779
Stock compensation expense	2,557
Changes in assets and liabilities	(28,847)
Change in PP&E from gain on building sale	(8,922)
Pension contributions	(833)
Effect of deferred taxes	(1,856)
Net cash provided by operating activities	16,992

Cash flows from investing activities:
Capital expenditures	(17,425)
Additions to capitalized software	(4,494)
Proceeds from sale of building and land	17,201
Net cash used by investing activities	(4,718)

Cash flows from financing activities:
Proceeds from long-term debt and short-term borrowings	23,000
Principal payments on long-term debt	(26,000)
Dividends paid	(4,146)
Other	370
Net cash used by financing activities	(6,776)

Effect of exchange rate changes on cash and cash equivalents	(1,020)

Net increase in cash and cash equivalents	4,478
Cash and cash equivalents, beginning of period	30,477
Cash and cash equivalents, end of period	$34,955

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q2 FY 2019	Filtration	Test	USG	Technical Packaging	Total
Beginning Backlog - 1/1/19	$221,735	126,494	36,872	13,196	398,297
Entered Orders	100,750	57,586	51,037	22,342	231,715
Sales	(79,478)	(42,875)	(48,890)	(22,706)	(193,949)
Ending Backlog - 3/31/19	$243,007	141,205	39,019	12,832	436,063

Backlog And Entered Orders - YTD Q2 FY 2019	Filtration	Test	USG	Technical Packaging	Total
Beginning Backlog - 10/1/18	$204,227	122,350	40,727	15,467	382,771
Entered Orders	184,482	103,016	103,037	39,303	429,838
Sales	(145,702)	(84,161)	(104,745)	(41,938)	(376,546)
Ending Backlog - 3/31/19	$243,007	141,205	39,019	12,832	436,063